Exhibit 10.2

MANAGER DESIGNATION AGREEMENT

This Manager Designation Agreement (this “Agreement”) is made and entered into as of June 30, 2020 by and among New York REIT Liquidating LLC, a Delaware limited liability company (the “Company”), and the entities and natural persons set forth on the signature page hereto (collectively, “WW Investors”) (each of the Company and WW Investors is hereafter referred to as a “Party” to this Agreement, and collectively as the “Parties”).

RECITALS

WHEREAS, as of the date of this Agreement, WW Investors has a combined beneficial and economic ownership interest in units of the Company (the “Units”) totaling, in the aggregate, 132,774 Units; and

WHEREAS, as of the date of this Agreement, the Company and WW Investors have determined to come to an agreement with respect to the composition of the Board of Managers of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

1. Board Matters.

(a) Board Representation. The parties acknowledge and agree that Howard Goldberg shall be deemed to be WW Investors’ designee on the Board (the “WW Designee”). So long as WW Investors is not in breach of this Agreement, if the WW Designee should resign from the Board or be rendered unable to serve on the Board by reason of death or disability, then WW Investors shall be entitled to recommend a replacement nominee to the Board to fill the resulting vacancy (any such replacement nominee appointed to the Board in accordance with this Section 1(a) shall be referred to as a “Replacement Manager”). The appointment of a Replacement Manager to the Board shall be subject to the approval of the Board in its reasonable discretion, after exercising its duties in good faith. In the event that the Board does not accept a person recommended by WW Investors as a Replacement Manager, WW Investors shall have the right to recommend additional replacements to fill the resulting vacancy, whose appointment shall be subject to the approval of the Board in accordance with the procedures described above. Any such Replacement Manager shall be deemed to be the WW Designee for all purposes under this Agreement.

(b) Additional Agreements.

(i) WW Investors shall cause its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii) During the Standstill Period (as defined below), in connection with any meeting of the unitholders of the Company (and any adjournments or postponements thereof) or solicitation of consents of the unitholders, WW Investors shall, and that it shall cause any of its Affiliates or Associates to, be present for quorum purposes and vote or cause to be voted all Units beneficially owned by them in accordance with the Board’s recommendation.

(iii) WW Investors agrees that the Board or any committee thereof, in the exercise of its duties, may exclude the WW Designee from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement.

(iv) The WW Designee, in addition to all current managers, will be required to (A) comply with all policies, procedures, codes, rules, standards and guidelines applicable to members of the Board, and (B) keep confidential all Company confidential information and not disclose to any third parties discussions or matters considered in meetings of the Board or Board committees.

2. Standstill Provisions. WW Investors agrees that, at all times from the date of this Agreement until the earlier of (A) such time as the WW Designee is removed as a member of the Board and the Company fails to seat a Replacement Manager in breach of Section 1(a), (B) Winthrop REIT Advisors LLC is replaced as the Company’s advisor and (C) the later of (i) the date that is 14 months after the date hereof and (ii) such time as a WW Designee is no longer a member of the Board (the “Standstill Period”), neither it nor any of its Affiliates or Associates shall, and it shall cause each of its Affiliates and Associates not to, directly or indirectly, in any manner:

(a) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a meeting of unitholders), in each case, with respect to securities of the Company;

(b) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Units (other than a “group” that includes all or some of the entities or persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of WW Investors to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(c) deposit any Units in any voting trust or subject any Units to any arrangement or agreement with respect to the voting of any Units, other than any such voting trust, arrangement or agreement solely among the members of WW Investors and otherwise in accordance with this Agreement;

(d) seek, or encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of managers with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any managers;

(e) (i) make any proposal for consideration by unitholders at any meeting of unitholders of the Company, (ii) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition, liquidation, dissolution or other business combination involving WW Investors and the Company, (iii) affirmatively solicit a third party, on an unsolicited basis, to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition, liquidation, dissolution or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (iv) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, liquidation, dissolution or other business combination with respect to the Company by such third party prior to such proposal becoming public, or (v) call or seek to call a meeting of unitholders;

(f) seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(g) seek to advise, support, influence or knowingly encourage any person or entity with respect to the voting or disposition of any securities of the Company at any annual or meeting of unitholders, except in accordance with Section 1;

(h) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any voting units of the Company that, together with any voting units beneficially owned thereby, represents in the aggregate in excess of 4.9% of the Company’s outstanding voting units;

(i) institute any litigation against the Company, its managers or its officers, make any “books and records” demands against the Company or make application or demand to a court or other person or entity for an inspection, investigation or examination of the Company or its subsidiaries or Affiliates; provided, however, that nothing shall prevent WW Investors from bringing litigation to enforce the provisions of this Agreement;

(j) enter into or maintain any economic, compensatory, pecuniary or other arrangements with any manager or nominees for manager of the Company, other than the WW Designee;

(k) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party; or

(l) enter into any negotiations, discussions, agreement, arrangement or understanding with any person or entity concerning any of the foregoing (other than this Agreement) or encourage or solicit any person or entity to undertake any of the foregoing activities.

3. Representations and Warranties of the Company. The Company represents and warrants to WW Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

4. Representations and Warranties of WW Investors. Each of the WW Investors jointly and severally represent and warrant to the Company that (a) as of the date hereof, each person and entity beneficially owns only the number of shares of Units of the Company as described opposite its name on Exhibit A and, other than through the Units beneficially owned as set forth on Exhibit A, none of the WW Investors nor any Affiliate or Associate thereof has or may exercise any voting rights with respect to any Units or beneficial ownership of or economic exposure to the Company’s Units (e.g., through swaps, short sales or other derivative arrangements), (b) this Agreement has been duly and validly authorized, executed and delivered by each of the WW Investors and constitutes a valid and binding obligation and agreement of each of the WW Investors, enforceable against each of the WW Investors in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) each of the WW Investors has the authority to execute this Agreement and to bind it thereto.

5. Specific Performance. Each of WW Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that WW Investors, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation (or threatened violation) of, the terms hereof, and the other Party hereto (a) will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity, (b) agrees to waive any applicable right or requirement that a bond be posted by the Moving Party, and (c) if such Moving Party is awarded a final unappealable judgment in its favor in connection with the enforcement of the terms of this Agreement, the other Party shall reimburse the Moving Party for all of its reasonable and documented out-of-pocket costs incurred pursing such final judgment. This Section 5 is not the exclusive remedy for any violation of this Agreement, but will be in addition to all other remedies available at law or in equity.

6. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

7. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by e-mail (provided such confirmation is not automatically generated); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

New York REIT Liquidating LLC

7 Bulfinch Place, Suite 500

Boston, MA 02114

Attention: Randolph C. Read

Email: rcread@icmgi.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue New

York, NY 10022

Attention: William D. Regner

Email: wdregner@debevoise.com

If to WW Investors:

WW Investors LLC

Two Jericho Plaza

Suite 111-Wing A Jericho,

New York 11753

Attention: Michael L. Ashner

Email: mashner@winthropcapital.com

with a copy (which shall not constitute notice) to:

Meltzer, Lippe, Goldstein & Breitstone, LLP

190 Willis Avenue

Mineola, NY 11501

Attention: David J. Heymann

Email: dheymann@meltzerlippe.com

8. Applicable Law. This Agreement, and all claims or causes of actions (whether at law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of New York County, New York, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for Southern District of New York, and the appellate courts to which orders and judgments thereof may be appealed (the “Chosen Courts”). Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any Party, whether sounding in tort, contract or otherwise, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Chosen Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 7. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law. The Parties acknowledge that nothing in this Agreement shall limit the exercise of any manager’s duty as a manager of the Company under applicable law (including the WW Designee).

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

10. Securities Laws. WW Investors acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person or entity who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities.

11. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries. This Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter of this Agreement other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and WW Investors. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to WW Investors, the prior written consent of the Company, and with respect to the Company, the prior written consent of WW Investors. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

NEW YORK REIT LIQUIDATING LLC

By:	/s/ Randolph C. Read
Name: Randolph C. Read
Title: Chairman

[Signature Page to Manager Designation Agreement]

WW INVESTORS LLC

By:	/s/ Michael L. Ashner
Name: Michael L. Ashner
Title: Manager and Member

/s/ Michael L. Ashner
Michael L. Ashner

[Signature Page to Manager Designation Agreement]

/s/ Steven Witkoff
Steven Witkoff

[Signature Page to Manager Designation Agreement]

EXHIBIT A

Unitholders	Number of Units
Michael Ashner & Susan Ashner TIC	64,010
Winthrop Capital – Michael Ashner (401(k) plan account)	10,000
MSSB C F – Michael Ashner (IRA Account)	8,700
WW Investors LLC	8
Steven Witkoff	50,056